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Exhibit 2.1

     AGREEMENT AND PLAN OF MERGER

among

ADVANCED DIGITAL INFORMATION CORPORATION,

PTECH ACQUISITION, INC.,

and

PATHLIGHT TECHNOLOGY, INC.

Dated as of January 30, 2001

CONTENTS

ARTICLE I—THE MERGER			1
1.1	The Merger		1
1.2	The Closing		1
1.3	Effective Date and Time		2
1.4	Certificate of Incorporation of the Surviving Corporation		2
1.5	Bylaws of the Surviving Corporation		2
1.6	Effects of Merger		2
1.7	Directors and Officers		3
1.8	Conversion of Shares		3
	1.8.1	Exchange Ratio	3
	1.8.2	Exchange of Certificates	6
	1.8.3	No Fractional Shares	7
	1.8.4	No Further Transfers; No Further Ownership Rights In Company Capital Stock	8
1.9	Stockholders' Committee		8
1.10	Tax-Free Reorganization		9
ARTICLE II—REPRESENTATIONS AND WARRANTIES OF THE COMPANY			9
2.1	Organization		10
2.2	Enforceability		10
2.3	Capitalization		11
2.4	Subsidiaries and Affiliates		12
2.5	No Approvals; No Conflicts		12
2.6	Financial Statements		13
2.7	Absence of Certain Changes or Events		13
2.8	Taxes		15
2.9	Property		18
2.10	Contracts		20
	2.10.1	Material Contracts	20
	2.10.2	Required Consents	21
2.11	Customers and Suppliers		21
2.12	Warranties and Returns		22
2.13	Claims and Legal Proceedings		22
2.14	Labor and Employment Matters		22
2.15	Employee Benefit Plans		23
	2.15.1	Definitions	23
	2.15.2	Employee Benefit Plan Listing	24
	2.15.3	Documents Provided	24
	2.15.4	Compliance	25
	2.15.5	Qualification	25
	2.15.6	Contributions, Premiums and Other Payments	26
	2.15.7	Related Employers	26
	2.15.8	Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements	26
	2.15.9	Post-Termination Benefits	26
	2.15.10	Suits, Claims and Investigations	27
	2.15.11	Effect of Transaction	27
2.16	Personnel		27

1

2.17	Intellectual Property		27
	2.17.1	General	27
	2.17.2	Company Technology	28
	2.17.3	Third Party Technology	28
	2.17.4	Intellectual Property Rights	29
	2.17.5	Maintenance of Rights	29
	2.17.6	Third Party Claims	29
	2.17.7	Infringement by the Company	30
	2.17.8	Confidentiality	30
	2.17.9	Domain Names	31
	2.17.10	Indemnification	31
	2.17.11	Restrictions on Intellectual Property	31
	2.17.12	Patent Litigation	31
2.18	Accounts Receivable		31
2.19	Inventory		32
2.20	Corporate Books and Records		32
2.21	Licenses, Permits, Authorizations, etc.		32
2.22	Compliance With Laws		33
2.23	Insurance		33
2.24	Brokers or Finders		33
2.25	Bank Accounts		33
2.26	Insider Interests		33
2.27	Compliance With Environmental Laws		34
2.28	Information Supplied by the Company		34
2.29	Full Disclosure		35
2.30	Government Contracts		35
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB			35
3.1	Organization		35
3.2	Enforceability		36
3.3	Securities		36
3.4	No Approvals or Notices Required; No Conflicts With Instruments		37
3.5	Capitalization		37
3.6	SEC Documents; Parent Financial Statements		37
3.7	Absence of Certain Changes		38
3.8	Information Supplied by Parent		38
3.9	Full Disclosure		38
3.10	Brokers or Finders		39
3.11	Claims and Legal Proceedings		39
3.12	No Parent Shareholder Vote Required		39
3.13	Tax Matters		39
ARTICLE IV—CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB			39
4.1	Accuracy of Representations and Warranties		40
4.2	Performance of Agreements		40
4.3	Opinion of Counsel for the Company		40
4.4	Compliance Certificate		40
4.5	No Material Adverse Change		40
4.6	Approvals		40
4.7	Secretary's Certificate		41

2

4.8	Nonforeign Affidavit	41
4.9	Compliance With Laws	41
4.10	Stockholder Approval	41
4.11	Legal Proceedings	41
4.12	Escrow Agreements	41
4.13	Employment and Noncompetition Arrangements	42
4.14	Affiliate Letters	42
4.15	Termination of Certain Agreements	42
4.16	No Dissenter Rights Exercised Greater Than 7% of Stock	42
4.17	Voting Agreements	42
4.18	Consents to Merger	42
4.19	Pooling of Interests	43
ARTICLE V—CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		43
5.1	Accuracy of Representations and Warranties	43
5.2	Performance of Agreements	43
5.3	Opinion of Counsel for Parent and Merger Sub	43
5.4	Compliance Certificate	43
5.5	No Material Adverse Change	44
5.6	Approvals and Consents	44
5.7	Secretary's Certificate	44
5.8	Compliance With Laws	44
5.9	Legal Proceeding	44
5.10	Escrow Agreements	44
5.11	Nasdaq Listing	45
5.12	S-4 Effectiveness	45
5.13	Tax Opinion	45
ARTICLE VI—COVENANTS		45
6.1	Conduct of Business by the Company Pending the Merger	45
6.2	Access to Information; Confidentiality	48
6.3	Notification of Certain Matters	48
6.4	Further Action; Best Efforts	49
6.5	Stockholder Approval	49
6.6	Preparation of S-4 and Stockholder Materials	49
6.7	Parent Common Stock	50
6.8	Securities Act Compliance	50
6.9	Dissenting Shares	50
6.10	Publicity	51
6.11	Option Shares; Registration	51
6.12	Termination of 401(k) Plan	51
6.13	Tax Certificates	51
6.14	Directors and Officers Insurance; Indemnification	52
ARTICLE VII—TERMINATION, AMENDMENT AND WAIVER		52
7.1	Termination	52
7.2	Effect of Termination	53
7.3	Amendment	53
7.4	Waiver	53
ARTICLE VIII—SURVIVAL AND INDEMNIFICATION		53
8.1	Survival	53
8.2	Indemnification by the Holders of Company Capital Stock	54

3

8.3	Thresholds and Limitations	54
8.4	Procedure for Indemnification; Claims	55
8.5	Remedies; Specific Performance	55
ARTICLE IX—GENERAL		56
9.1	Expenses	56
9.2	Notices	56
9.3	Severability	57
9.4	Entire Agreement	58
9.5	Assignment	58
9.6	Parties in Interest	58
9.7	Governing Law; Jurisdiction; Venue	58
9.8	Arbitration Procedure	58
9.9	Counterparts	59

EXHIBITS

1.3	—	Certificate of Merger
1.8.1(b)	—	Calculation of Exchange Ratios
1.8.1(c)(i)	—	Indemnification Escrow Agreement
1.8.1(c)(ii)	—	Special Liability Escrow Agreement
2	—	Company Disclosure Memorandum
4.3	—	Opinion of Counsel for the Company
4.8	—	Real Property Tax Affidavit
4.13	—	List of Key Employees
4.14	—	Form of Affiliate Letter
4.17	—	Form of Voting Agreement
4.18	—	Consents to Merger
5.3	—	Opinion of Counsel for Parent
6.13A	—	Parent Tax Certificate
6.13B	—	Company Tax Certificate

4

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 30, 2001, by and among Advanced Digital Information Corporation, a Washington corporation ("Parent"), PTech Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Pathlight Technology, Inc., a Delaware corporation (the "Company").

RECITALS

    A. The Company, Parent and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub pursuant to this Agreement (the "Merger").

    B. The Board of Directors of the Company has approved this Agreement and the Merger as required by applicable law, and will submit this Agreement to the Company's stockholders for their approval.

    C. The Boards of Directors of Parent and Merger Sub and the sole stockholder of Merger Sub have approved this Agreement and the Merger as required by applicable law.

    D. It is intended that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a pooling of interests for accounting purposes.

AGREEMENT

    In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I—THE MERGER

1.1 The Merger

    Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation").

1.2 The Closing

    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on the earliest practicable business day (the "Closing Date"), but not later than the fifth business day, after the satisfaction or waiver of the conditions set forth in Articles IV and V at 10 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington, or such other date, time or location as Parent and the Company shall agree.

1.3 Effective Date and Time

    On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate certificates (the "Certificate of Merger") substantially in the form attached as Exhibit 1.3 complying with the applicable provisions of the Delaware General Corporate Law ("DGCL") to be properly executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Certificate of Merger or at such other time as may be specified in the Certificate of Merger as filed. If the Delaware Secretary of State requires any changes in the Certificate of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Parent, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not materially inconsistent with and do not result in any material change in the terms of this Agreement.

1.4 Certificate of Incorporation of the Surviving Corporation

    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to conform to the substantive portions of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I thereof shall be amended to read as follows: "The name of this corporation is Pathlight Technology, Inc." Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by law.

1.5 Bylaws of the Surviving Corporation

    At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by law.

1.6 Effects of Merger

    The Surviving Corporation shall, by virtue of the Merger and in accordance with the DGCL, possess all the properties and rights and be subject to all the liabilities of the Company and Merger Sub. From and after the Effective Time, the Merger shall have all effects provided by applicable law.

1.7 Directors and Officers

    At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of Merger Sub shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.8 Conversion of Shares

  1.8.1 Exchange Ratio

    As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or any of their respective stockholders:

    (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

    (b) Each issued and outstanding share of preferred stock of the Company (the "Company Preferred Stock"), and each outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock" and, together with the Company Preferred Stock, the "Company Capital Stock"), other than shares of Company Capital Stock for which dissenters' rights are perfected or as provided in Section 1.8.1(a), shall be converted into the right to receive from Parent shares of Parent common stock, no par value per share ("Parent Common Stock"), with the exchange ratio for each class and series of Company Preferred Stock and for Company Common Stock to be determined by allocating 10,300,000 shares of Parent Common Stock to the holders of Company Capital Stock on a fully diluted basis (e.g., assuming conversion of all notes convertible to Company Capital Stock and the exercise of all outstanding warrants, options and other rights to purchase Company Capital Stock, whether vested or unvested and regardless of any restrictions on conversion or exercise) in accordance with the provisions of the Company's Certificate of Incorporation and thereby deriving an exchange ratio for each share of Company Common Stock (the "Company Common Stock Exchange Ratio"), and each class and series of Company Preferred Stock, $1.00 par value per share (each, a "Company Preferred Stock Exchange Ratio"). The method for so calculating the Company Common Stock Exchange Ratio and each of the Company Preferred Stock Exchange Ratios in accordance with the Company's Certificate of Incorporation is set forth on Exhibit 1.8.1(b). The shares of Parent Common Stock so issued together with cash to be received in lieu of fractional shares pursuant to Section 1.8.3 shall be referred to herein as the "Merger Consideration." The number of shares of Parent Common Stock to be issued to each stockholder of the Company under this Section 1.8.1(b) shall be calculated by aggregating all shares of Company Common Stock and all shares of each class and series of Company Preferred Stock held by each such stockholder, so that such number of shares of Parent Common Stock to be issued shall be equal to the number of shares of Company Common Stock held by such stockholder multiplied by the Company Common Stock Exchange Ratio and the number of shares of each class and series of Company Preferred Stock held by such stockholder multiplied by the applicable Company Preferred Stock Exchange Ratio, with cash paid in lieu of any fractional share of Parent Common Stock pursuant to Section 1.8.3.

    (c) Escrow Arrangements

      (i)  Notwithstanding the foregoing, subject to effectiveness of the Merger, 257,500 shares of Parent Common Stock (the "Indemnification Escrow Shares") shall be deposited in escrow with Mellon Investor Services LLC ("Mellon") (the "Escrow Agent") to satisfy any indemnification obligations under Article VIII, to be held and administered in accordance with an Indemnification Escrow Agreement substantially in the form of Exhibit 1.8.1(c)(i) (the "Indemnification Escrow Agreement"), such Indemnification Escrow Shares to be withheld and deducted, pro rata, from the shares of Parent Common Stock otherwise issuable to each stockholder of Company Capital Stock at the Effective Time.

      (ii) In addition to the escrow arrangement established pursuant to Section 1.8.1(c)(i), and subject to effectiveness of the Merger, 1,030,000 shares of Parent Common Stock (the "Special Liability Escrow Shares") shall be deposited in escrow with the Escrow Agent to satisfy any indemnification obligations under Article VIII, to be held and administered in accordance with a Special Liability Escrow Agreement substantially in the form of Exhibit 1.8.1(c)(ii) (the "Special Liability Escrow Agreement"), such Special Liability Escrow Shares to be withheld and deducted, pro rata, from the shares of Parent Common Stock otherwise issuable to each holder of Company Capital Stock at the Effective Time.

      (iii) All such Indemnification Escrow Shares and Special Liability Escrow Shares shall be free of any other escrow or pledge obligation. Approval of the Merger at a special meeting of the stockholders of the Company or by written consent or by delivery of their certificates representing shares of Company Capital Stock to the Escrow Agent in accordance with the provisions of Section 1.8.2 shall be deemed to constitute the agreement of the stockholders of the Company with respect to the indemnification obligations of the stockholders and the procedures set forth in Article VIII. Fractional shares of Parent Common Stock shall not be deposited in escrow. In lieu thereof, each stockholder shall round such fractional share to the nearest whole number (with .5 shares being rounded up) and deposit into escrow a full share of Parent Common Stock for such fractional share. The Indemnification Escrow Shares and Special Liability Escrow Shares shall be held by the Escrow Agent in book entry form. Notwithstanding the escrow of the Indemnification Escrow Shares and Special Liability Escrow Shares, cash dividends or other non-stock distributions declared and paid on such shares shall continue to be paid by Parent to the stockholders and all voting rights and all other indicia of ownership other than physical possession of the certificates representing such shares shall inure to the benefit of and be enjoyed by such stockholders. Any securities received by the Escrow Agent in respect of any Indemnification Escrow Shares and Special Liability Escrow Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Parent, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Indemnification Escrow Shares and Special Liability Escrow Shares, as applicable.

    (d) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

    (e) Each outstanding Warrant (as defined herein) and each outstanding Option to purchase shares of Company Common Stock issued pursuant to the Company's 1997 Stock Option Plan (the "Company Option Plan"), whether or not vested or exercisable (the "Options"), shall, unless such Warrant or Option shall have been exercised prior to consummation of, or shall terminate by its terms in connection with, the Merger, be assumed by Parent and shall constitute an option to acquire that number of shares of Parent Common Stock equal to the product of the Common Stock Exchange Ratio and the number of shares of Company Common Stock subject to such Warrant or Option, at a price per share (rounded to the nearest $0.001) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Warrant or Option divided by the number of full shares of Parent Common Stock deemed to be purchasable pursuant to such Warrant or Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of Parent Common Stock that may be purchased upon exercise of such Warrant or Option shall not include any fractional shares, and, at the time of assumption of such Warrant or Option, Parent shall pay to the holder thereof as soon as practicable an amount of cash equal to such fraction multiplied by the Base Price (as defined below), and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the Option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. Parent shall assume the obligations of the Company under the Company Option Plan and shall comply with the terms of such plan as they apply to the Options assumed as set forth above.

    (f)  Holders of shares of Company Capital Stock who have complied with all the requirements for perfecting dissenters' rights, as required under the DGCL, shall be entitled to their rights under the DGCL with respect to such shares (the "Dissenting Shares"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Parent Common Stock to which such holder is then entitled under this Agreement and the DGCL, without interest thereon and upon surrender of the certificate or certificates representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a stockholder who has perfected dissenter's rights for such shares in accordance with the DGCL shall not be converted into Parent Common Stock pursuant to this Section 1.8.1.

    (g) If, prior to the Effective Time, Parent or the Company effects a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares or other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Company Common Stock Exchange Ratio and the Company Preferred Stock Exchange Ratios will be adjusted appropriately so as to maintain the relative proportionate interests of the holders of shares of Company Capital Stock and the holders of shares of Parent Common Stock.

  1.8.2 Exchange of Certificates

    (a) As promptly as practicable after the Effective Time, Parent shall make available to Mellon, the "Exchange Agent," the certificates representing the whole shares of Parent Common Stock issued pursuant to Section 1.8.1(b) in exchange for outstanding shares of Company Capital Stock and cash for payment in lieu of fractional shares pursuant to Section 1.8.3.

    (b) The Exchange Agent shall mail on or prior to the Closing Date to each holder of record as of the date 10 business days prior to the Closing Date of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (and as soon as practicable to stockholders that become holders of Company Capital Stock subsequent to such date, if any), other than shares to be canceled in accordance with Section 1.8.1(a), (i) a letter of transmittal (the "Letter of Transmittal") in customary form and (ii) instructions for effecting the surrender of the certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor, by the later of (a) ten business days following the Effective Time and (b) ten business days following the surrender of such certificate, a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.8.1, and the certificate so surrendered shall forthwith be canceled; provided, however, that the certificates representing the Indemnification Escrow Shares and Special Liability Escrow Shares shall be retained by the Escrow Agent in book-entry form in accordance with the Indemnification Escrow Agreement and the Special Liability Escrow Agreement.

    (c) In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock that such stockholder is entitled to receive pursuant to Section 1.8.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require such stockholder to provide Parent with a reasonable and customary indemnity agreement against any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

    (d) The shares of Parent Common Stock that each stockholder of the Company shall be entitled to receive pursuant to the Merger (including the Indemnification Escrow Shares and Special Liability Escrow Shares) shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor are registered, it shall be a condition to such exchange that the person requesting such exchange pay to Parent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary, neither Parent nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to applicable law, including abandoned property, escheat and similar laws to the extent required under law to be so delivered.

    (e) Parent or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the former holder of the Company Capital Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

  1.8.3 No Fractional Shares

    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to Parent Common Stock shall relate to any such fractional interest, and no such fractional interest shall entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, Parent shall pay to the holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock, as soon as practicable after the Effective Date (and in the same timely manner required for delivery of certificates of Parent Common Stock provided in Section 1.8.2), an amount in cash equal to such fraction multiplied by the average of the closing price of Parent Common Stock as reported on the Nasdaq National Market for each of the ten trading days immediately preceding the trading day immediately preceding the Closing Date (the "Base Price").

  1.8.4 No Further Transfers; No Further Ownership Rights In Company Capital Stock

    All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be forwarded to Parent and shall be canceled and exchanged in accordance with this Section 1.8, unless such certificates for Parent Common Stock have already been issued in respect of such shares in reliance upon an affidavit of loss or otherwise, in any case subject to applicable law in the case of Dissenting Shares.

1.9 Stockholders' Committee

    (a) Upon approval of the Merger, the stockholders of the Company shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Effective Time, a committee of two persons initially to consist of Randolph Hood and David Costine, as their agents and attorneys-in-fact (the "Stockholders' Committee"), as contemplated by Article VIII, with full powers of substitution, for taking of all action required or permitted under this Agreement, the Indemnification Escrow Agreement and the Special Liability Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by the stockholders in connection with the Indemnification Escrow Agreement and the Special Liability Escrow Agreement, as contemplated by Article VIII, and for receiving of all directions, notices and consents and for the execution and delivery of all documents, including any amendments of any nonmaterial term or provision hereof or of the Indemnification Escrow Agreement, the Special Liability Escrow Agreement, for the making (but only together with both members of the Stockholders' Committee) of all determinations that may be required or that he or she deems appropriate under the Indemnification Escrow Agreement, the Special Liability Escrow Agreement and for the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article VIII, the Indemnification Escrow Agreement or the Special Liability Escrow Agreement.

    (b) In the event of the death, physical or mental incapacity, removal or resignation of any member of the Stockholders' Committee or a vacancy thereon for any other reason, the remaining member of the Stockholders' Committee shall promptly appoint a substitute and notify Parent thereof. A member of the Stockholders' Committee may be removed by the vote of stockholders which collectively held a majority of the Company Capital Stock immediately prior to the Effective Time. The members of the Stockholders' Committee shall not be liable for, and shall be indemnified by the stockholders of the Company against, all acts done or omitted by them in connection with their duties as members of such Stockholders' Committee, except for gross negligence or willful misconduct. The Stockholders' Committee may consult with professional advisors of its choice. The Stockholders' Committee shall not be responsible for the genuineness or validity of any document and shall have no liability for acting in accordance with any written instructions given to and believed by it to be signed by the proper parties.

    (c) All Committee Expenses (as defined below) incurred by the Stockholders' Committee or its members in performing their duties and any indemnification to be provided to the Stockholders' Committee shall be jointly and not severally borne by the stockholders of the Company, and Parent and the stockholders of the Company by approval of the Merger authorize the sale by the Escrow Agent on behalf of each of them (based on the stockholder's relative contribution of Escrow Shares under such agreements) as necessary to reimburse the Stockholders' Committee for Committee Expenses; and the distribution of the net proceeds of such sale by the Escrow Agent to the members of the Stockholders' Committee in order to reimburse the Stockholders' Committee for Committee Expenses. "Committee Expenses" means all reasonable documented expenses incurred by members of the Stockholders' Committee in performing their duties under the Indemnification Escrow Agreement and the Special Liability Escrow Agreement (including reasonable fees and expenses of professional advisors). Neither Parent, the Surviving Corporation, nor the Escrow Agent shall have any liability or obligation of any nature whatsoever in respect of Committee Expenses or the payment or satisfaction thereof, which shall only be paid or satisfied by recourse by the Stockholders' Committee to the stockholders directly; provided, however, that notwithstanding the foregoing, up to $100,000 of Committee Expenses may be paid or satisfied through the release of Escrow Shares that are, by the terms of the Indemnification Escrow Agreement and the Special Liability Escrow Agreement, distributable thereunder to stockholders.

1.10 Tax-Free Reorganization

    It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

ARTICLE II—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as is otherwise set forth in the Company Disclosure Memorandum attached as Exhibit 2 (the "Disclosure Memorandum") under a reference to the appropriate Section to which such disclosure relates (unless the applicability of such disclosure to any other Section is reasonably apparent in light of the nature of the disclosure), and in order to induce Parent and Merger Sub to enter into and perform this Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows in this Article II. A party shall be deemed to have "knowledge" of a fact or circumstance if (a) in the case of Parent or Merger Sub, if any officer or director of Parent, and (b) in the case of the Company, if any of Randolph Hood, Hank Watson, David Costine, Said Rahmani Khezri, or, solely in the case of Sections 2.10.1(d) and 2.11, Pete Passaretti (1) has actual knowledge of any such fact or circumstance, or (2) would reasonably be expected to have knowledge of such fact or circumstance in light of such person's role with respect to such party.

2.1 Organization

    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own,

operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any material adverse effect on the business, operations, assets, financial condition or results of operations of the Company.

2.2 Enforceability

    (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company and its officers, directors and stockholders necessary for (i) the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, (ii) the consummation of the Merger, and (iii) the performance of all the Company's obligations under this Agreement and the other Operative Documents to which the Company is a party, required to be taken as of the Closing, has been taken, or will as of the Closing have been taken. A vote of the holders of (1) a majority of the outstanding shares of the Company's Common Stock and Preferred Stock, voting together or as a single class, and (2) 70% of the outstanding shares of Class A Preferred Stock, with all Series of Class A Preferred Stock voting together as a single class, is sufficient for the Company's stockholders to duly approve this Agreement and the Merger.

    (b) This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, assuming due authorization, execution and delivery of this Agreement and the other Operative Documents by Parent and Merger Sub, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal and state laws affecting the rights or remedies of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3 Capitalization

    (a) The authorized capital stock of the Company consists of 18,256,250 shares, consisting of 12,756,250 shares of Company Common Stock, par value $0.01 per share, and 5,500,000 shares of Company Preferred Stock, par value $1.00 per share. Of the authorized Company Preferred Stock, 2,800,000 are designated as Class A Preferred Stock (of which 200,000 shares are Class A Series 1(a) Preferred Stock; 1,300,000 shares are Class A Series 1(b) Preferred Stock; and 1,300,000 shares are Class A Series 2 Preferred Stock); 1,200,000 are designated as Class B Preferred Stock; and 1,500,000 are designated as Class C Preferred Stock.

    (b) As of the date of this Agreement, the issued and outstanding capital stock of the Company consists solely of 5,094,570 shares of Company Common Stock; 200,000 shares of Class A Series 1(a) Preferred Stock; 977,096 shares of Class A Series 1(b) Preferred Stock; 1,248,514 shares of Class A Series 2 Preferred Stock; 1,041,651 shares of Class B Preferred Stock; and 1,428,440 shares of Class C Preferred Stock, which are and as of the Closing will be held of record by the stockholders of the Company as set forth on Schedule 2.3(b) to the Disclosure Memorandum. Such outstanding shares are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in material compliance with all applicable federal and state securities laws. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to Parent or its counsel.

    (c) As of the date of this Agreement, other than (i) Options to purchase up to 1,291,083 shares of Company Common Stock that have been granted under the Company Option Plan, (ii) warrants to purchase up to 380,289 shares of Company Common Stock (the "Warrants"), (iii) the rights created pursuant to this Agreement, and (iv) the Company's right to repurchase Company Common Stock under the Company Option Plan, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements (or obligations to issue such options, warrants or conversion rights), either directly or indirectly, for the purchase or acquisition from the Company or, to the Company's knowledge, any stockholder of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company Capital Stock (all such Options, Warrants and other rights are sometimes referred to herein as "Stock Purchase Rights"). The Company has provided to Parent a spreadsheet referencing this representation that accurately reflects the number of such Options, any Warrants and Stock Purchase Rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). The Company has delivered to Parent true and correct copies of the Company Option Plan, the form of stock option agreements relating to Options granted thereunder, and all Warrants.

    (d) The Company is not a party to any agreement and, to the Company's knowledge (other than voting agreements entered into in connection with this Agreement), there is no agreement between any person, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No stockholder of the Company or any affiliate thereof is indebted to the Company, and the Company is not indebted to any stockholder of the Company or any affiliate thereof, except (i) directors' fees and compensation paid to officers and employees at rates not exceeding the rates of compensation disclosed on Schedule 2.7(d) to the Disclosure Memorandum, and (ii) travel or similar expenses advanced to employees in connection with their employment duties in the ordinary course of business. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

    (e) All rights of refusal, co-sale rights and registration rights granted by the Company with respect to the Company Capital Stock or Stock Purchase Rights of the Company are described on Schedule 2.3(e) to the Disclosure Memorandum.

    (f)  All Options have been granted at the price determined by the Board of Directors of the Company in good faith to be equal to the fair market value of the Company Common Stock at the date of grant.

2.4 Subsidiaries and Affiliates

    The Company does not own or control, and has not in the past five years owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity or voting interest in any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5 No Approvals; No Conflicts

    The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party, the effectiveness of the Merger and the performance by the Company of its obligations pursuant to this Agreement and the other Operative Documents to which it is a party, will not (a) constitute a material violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except for (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State, (iii) the approval by the stockholders of the Company of the transactions contemplated hereby, as provided under the DGCL and the Certificate of Incorporation and Bylaws of the Company, and (iv) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("Hart-Scott-Rodino Act"); (c) result in a material default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject; (d) result in the creation of any Encumbrance (as defined in Section 2.9(d)) upon any material assets of the Company; (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of the Company; or (f) invalidate or materially adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

2.6 Financial Statements

    The Company has delivered to Parent (a) a balance sheet and statements of operations, stockholders' equity and cash flows of the Company at and for the fiscal year ended December 31, 1999, and accompanying notes, audited by PricewaterhouseCoopers LLP, independent auditors and certified public accountants, and (b) the unaudited balance sheet and unaudited statement of operations, stockholders' equity and cash flows of the Company at and for the year ended December 31, 2000 (the "Unaudited Financial Statements"). All the foregoing financial statements are herein referred to as the "Financial Statements." The balance sheet of the Company as of December 31, 2000 is herein referred to as the "Company Balance Sheet." The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") (except in the case of the Unaudited Financial Statements with respect to the absence of footnotes and subject to normal year-end audit adjustments) on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no material liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved in order for the Company Balance Sheet to fairly represent the financial condition of the Company as of such date, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice. Schedule 2.6 to the Disclosure Memorandum sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, as of December 31, 2000, and all liabilities under equipment leases of the Company (the "Operating Lease Liabilities") as of December 31, 2000. Schedule 2.6 sets forth all indebtedness or other amounts owed by stockholders to the Company, as of the date hereof.

2.7 Absence of Certain Changes or Events

    From the date of the Company Balance Sheet through and including the date hereof, the Company has conducted its business in the ordinary course and has not entered into or agreed to enter into any transactions, agreements or commitments, suffered the occurrence of any event or events or experienced any change in financial condition, business or results of operations that, in the aggregate, has resulted in a Company Material Adverse Effect. Notwithstanding any thing contained herein to the contrary, no representation or warranty is being made with respect to the Patent Litigation, the exclusive remedy for which is provided by the Special Liability Escrow Agreement. Without limiting the generality of the foregoing, except for transactions specifically contemplated in this Agreement or the other Operative Documents, from the date of the Company Balance Sheet through and including the date hereof, the Company has not

    (a) received written notice or, to the knowledge of the Company, oral notice that there has been or will be a loss of, or contract cancellation by, any current customer, supplier or licenser of the Company, which loss or cancellation would result in lost annual revenues to the Company of at least $100,000, or formed the basis for any belief that there may be such a loss or cancellation;

    (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director, employee or affiliate of the Company);

    (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants;

    (d) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any material liabilities or obligations (absolute, accrued or contingent), or incurred any material liabilities or obligations (absolute, accrued or contingent), except liabilities and obligations incurred in the ordinary course of business and consistent with past practice not in excess of $50,000 individually;

    (e) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

    (f)  permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business;

    (g) written down the value of any inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $50,000, incurred in the ordinary course of business and consistent with past practice;

    (h) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $50,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

    (i)  made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $250,000 for additions to property, plant, equipment or intangible capital assets;

    (j)  made any change in any method of accounting or accounting practice or internal control procedure;

    (k) issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company except for the issuance of shares of Company Capital Stock upon exercise or conversion of outstanding Options or Stock Purchase Rights;

    (l)  except for transactions that are not material in the aggregate, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's officers, directors or employees or any affiliate of the Company's officers, directors or employees, except (i) directors' fees and compensation paid to officers and employees at rates not exceeding the rates of compensation disclosed on Schedule 2.7(c) of the Disclosure Memorandum, and (ii) travel or similar expenses advanced to employees in connection with their employment duties in the ordinary course of business;

    (m) entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company to a third party or any amendment or change to any existing license or other agreement relating to intellectual property, except in the ordinary course of business;

    (n) incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practice; or

    (o) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8 Taxes

    (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were at the time they were filed true, correct and complete in all material aspects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid or properly accrued that remain in effect; (iii) no waivers of statutes of limitation have been given by or requested from the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made in writing a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS (as defined in Section 2.15.1(f)) in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

    (b) Neither the Company nor any other person on behalf of the Company (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company; (ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has received in writing notice that a governmental authority has proposed any such adjustment or change in accounting method.

    (c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any governmental authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based on contact or correspondence with any agent of such authority. Schedule 2.8 to the Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

    (d) The Company has not made any payment or payments, is not obligated to make any payment or payments and is not a party to (or a participating employer in) any agreement or Employee Benefit Plan (as defined in Section 2.15.1(c)) that could obligate it, the Surviving Corporation or Parent to make any payment or payments that would constitute an "excess parachute payment," as defined in Section 280G of the Code (or any similar provision of state, local or foreign law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code.

    (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (f)  The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

    (g) The unpaid Taxes of the Company (i) did not, as of December 31, 2000, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

    (h) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss. The Disclosure Memorandum sets forth the amount of any net operating loss, net capital loss, net-unrealized built-in loss (as defined under Section 382 of the Code), unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Company.

    (i)  All Options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

    (j)  None of the assets of the Company (i) is "tax exempt use property" within the meaning of Section 168(h) of the Code; (ii) is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (iii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

    (k) The Company has not engaged in a trade or business within, or derived any income from, any foreign country.

    (l)  The Company has not taken or agreed to take any action, or failed to take any action, that would prevent the Merger from qualifying as a reorganization within the meaning of the Code.

    (m) The Company has not been a party to a distribution to which Section 355(d) or (e) of the Code applies.

    As used in this Agreement, the following terms shall have the following meanings:

    "Taxes" means (i) all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-

added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other fee or other like assessment or charge of any kind whatsoever imposed by any tax authority, together with any interest, penalties or additions to tax; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement, or any other express or implied agreement to indemnify any other person; and "Tax" means any of the foregoing Taxes.

    "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

    "Tax Returns" means any return, declaration, report, claim for refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9 Property

    (a) Schedule 2.9(a) to the Disclosure Memorandum contains a complete and accurate list of all real property owned, leased or currently being used by the Company (the "Real Property"). The Company has delivered to Parent or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property.

    (b) Schedule 2.9(b) to the Disclosure Memorandum contains a complete and accurate list of each item of personal property having a book value in excess of $20,000 that is owned, leased, rented or used by the Company (the "Personal Property"); provided that such list need not describe the Technology or IP Rights (as defined in Sections 2.17.2 and 2.17.4, respectively), listed on Schedule 2.17 to the Disclosure Memorandum. The Company has delivered or made available to Parent true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

    (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual book value of less than $20,000 and the Technology and IP Rights) reflected in the Company Balance Sheet (except for such properties or assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice) and all the properties and assets purchased by the Company since the date of the Company Balance Sheet (other than, in the case of the Personal Property, property rights with an individual book value of less than $20,000 and the Technology and IP Rights). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology (including, without limitation, the Third Party Technology) and IP Rights. The Company's offices and other structures and its Personal Property are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.

    (d) The Company's title to or leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind, except for Permitted Encumbrances (as defined below) (each, an "Encumbrance"). Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the Company's knowledge, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

    (e) For the purposes of this Agreement, "Permitted Encumbrances" shall mean (i) liens for Taxes or governmental charges or claims (A) not yet due and payable or (B) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (ii) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (A) not yet due and payable or (B) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (iii) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, and (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the property upon which such encumbrance exists.

    (f)  The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

    (g) To the Company's knowledge, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or could reasonably be expected to prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Real Property for the conduct of the business as presently conducted. The Company has received all necessary material approvals with regard to occupancy and maintenance of the Real Property.

2.10 Contracts

  2.10.1 Material Contracts

    Schedule 2.10.1 to the Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.17 to the Disclosure Memorandum) of all written and, to the knowledge of the Company, oral contracts, agreements and understandings to which the Company is currently a party or by which the Company is currently bound, providing for potential payments by or to the Company in excess of $150,000, including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money (each, a "Material Contract"). All contracts set forth on Schedule 2.10.1 are valid, binding and enforceable in accordance with their terms against the other parties thereto, except as to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal and state laws affecting the rights or remedies of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities, and are in full force and effect, the Company has performed in all material respects all material obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor, to the Company's knowledge, is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. True and complete copies of each such written Material Contract have been delivered to Parent by the Company. Except as set forth on Schedule 2.10.1 to the Disclosure Memorandum, the Company has no:

    (a) contracts, agreements or arrangements (i) with distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, (ii) with directors, officers, stockholders, employees, agents, consultants, advisors, salespeople, or sales representatives providing for the payment of any bonus or commission based on sales or earnings, or (iii) affecting or relating to former employees of the Company;

    (b) employment agreement, or any other agreement for services that contains severance or termination pay liabilities or obligations;

    (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

    (d) written or, to the knowledge of the Company, oral notice that any party to a contract listed on Schedule 2.10.1 to the Disclosure Memorandum intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

    (e) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

    (f)  product distribution agreement, development agreement or license agreement as licensor or licensee (except for agreements relating to "Off-The-Shelf Software" as defined below in Section 2.17.3);

    (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

    (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; or

    (i)  agreements or commitments to provide indemnification, other than those entered into in the ordinary course of business.

  2.10.2 Required Consents

    The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a material default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed on Schedule 2.10.2 to the Disclosure Memorandum.

2.11 Customers and Suppliers

    Schedule 2.11 to the Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's revenues during the fiscal year ended December 31, 2000, showing the approximate total revenues from each such customer during that year, and (b) a complete and accurate list of the suppliers of the Company from whom the

Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year ended December 31, 2000. As of the date hereof, the Company has not received any written, or to the knowledge of the Company, oral notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material reduction in the business activity between the Company and any customers or suppliers named on such Schedule 2.11.

2.12 Warranties and Returns

    Schedule 2.12 to the Disclosure Memorandum sets forth the Company's warranties currently made with respect to its business, products and services, and current policies with respect to returns of products in the course of the Company's conduct of the business. Except as set forth on the Disclosure Schedule, the Company has not made any express warranties in connection with the sale of its products and services. Claims against the Company for warranty costs (individually or in the aggregate, but net of warranties passed through to vendors) with respect to products and services during each of the last three fiscal years did not exceed $50,000, and there are no outstanding or, to the Company's knowledge, threatened claims for any such warranty costs that would exceed $50,000 (individually or in the aggregate, but net of warranties passed through to vendors). As used above, the term "warranty cost" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

2.13 Claims and Legal Proceedings

    Except as disclosed on Schedule 2.13 to the Disclosure Memorandum, there are no claims, actions, suits, arbitrations, investigations or proceedings pending or, to the Company's knowledge, threatened against the Company before or by any court or governmental entity. To the Company's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Notwithstanding anything contained herein to the contrary, no representation or warranty is being made with respect to the Patent Litigation (as defined in Section 8.2), the exclusive remedy for which is provided by the Special Liability Escrow Agreement. Schedule 2.13 sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration during the past two years.

2.14 Labor and Employment Matters

    There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against the Company or any of its present or former employees. The Company has complied in all material respects with all material provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice, and there is no labor strike, dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against or affecting the Company. The Company is not a party to any collective bargaining agreement. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a Company Employment Proprietary Information Agreement in the form provided to Parent. To the Company's knowledge, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. Except for Randolph Hood, all employees of the Company are employed on an "at will" basis, and, to the Company's knowledge, are eligible to work and are lawfully employed in the United States.

2.15 Employee Benefit Plans

  2.15.1 Definitions

    As used in this Agreement, the following terms shall have the following meanings:

    (a) "COBRA" means the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (as set forth in Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code).

    (b) "DOL" means the United States Department of Labor.

    (c) "Employee Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to by the Company or, if an employment, consulting or personal services contract, to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

    (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    (e) "HIPAA" means the Health Insurance Portability and Accountability Act of 1997, as amended.

    (f)  "IRS" means the United States Internal Revenue Service.

  2.15.2 Employee Benefit Plan Listing

    Schedule 2.15.2 contains a complete and accurate list of all material written, and to the knowledge of the Company, oral Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan, except for amendments required by statute, regulation or administrative pronouncement. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason (except to the extent prohibited by law) without penalty and without material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

  2.15.3 Documents Provided

    The Company has delivered to Parent true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (a) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) the most recent summary plan descriptions (and all summaries of material modifications related thereto) and employee manuals distributed with respect to such Employee Benefit Plan; (c) all material communications filed or distributed with respect to such Employee Benefit Plan during the last year; (d) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (e) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (f) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in a material liability to the Company since the date of the most recently completed and filed annual report (Form 5500 series); (g) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan; (h) samples of all administrative forms currently in use, including, without limitation, all COBRA and HIPAA forms and notices; (i) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (j) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.

  2.15.4 Compliance

    With respect to each Employee Benefit Plan: (a) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (b) the Company and all other Persons (including, without limitation, all fiduciaries) have, at all times, properly performed in all material respects all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (c) all returns, reports and other information (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto) relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (d) all notices, statements, reports and other disclosure (including, without limitation, all summary plan descriptions) required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (e) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (f) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (g) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company, the Surviving Corporation or Parent could incur, directly or indirectly, any material liability or expense (except for routine contributions, benefit payments and administrative expenses) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

  2.15.5 Qualification

    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Employee

Benefit Plan either (a) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, or (b) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. No fact exists or is reasonably expected by the Company to arise, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust. No such Employee Benefit Plan is a "top-heavy plan," as defined in Section 416 of the Code.

  2.15.6 Contributions, Premiums and Other Payments

    All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Company Balance Sheet. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

  2.15.7 Related Employers

    The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

  2.15.8 Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements

    The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), (a) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, (b) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (c) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (d) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

  2.15.9 Post-Termination Benefits

    Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (a) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (b) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (c) deferred compensation that is accrued as a current liability on the Company Balance Sheet.

  2.15.10 Suits, Claims and Investigations

    There are no actions, suits or claims (other than routine claims for benefits and qualified domestic relations orders) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the knowledge of the Company, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the knowledge of the Company, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

  2.15.11 Effect of Transaction

    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, the Surviving Corporation, Parent or any Employee Benefit Plan, (b) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require the Company, the Surviving Corporation or Parent to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

2.16 Personnel

    Schedule 2.16 to the Disclosure Memorandum lists (a) the names, titles and current compensation amounts of all employees of the Company, (b) compensation amounts of all directors of the Company, and (c) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations relating to payment of wages and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger.

2.17 Intellectual Property

  2.17.1 General

    The Company owns or is licensed or has sufficient rights in and to the following as required to conduct its business as currently conducted: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all intellectual property (including, without limitation, trade secret) rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part).

  2.17.2 Company Technology

    Schedule 2.17.2 to the Disclosure Memorandum sets forth a list of the hardware product platforms and software products marketed or sold by the Company during the two years prior to this Agreement, developed by the Company during the two years prior to this Agreement and presently intended to be marketed or sold by the Company at any time in the twelve months following the date of this Agreement, or material to the operation of the Company as presently conducted (collectively, the "Products"). Except for the Third Party Technology (as defined in Section 2.17.3), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances but subject to the Intellectual Property licenses granted by the Company to its customers in the ordinary course of business according to written agreements (complete and accurate copies of all material forms of which have been provided to Parent by the Company): (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technology (as defined below), is sometimes referred to herein as the "Company Technology."

  2.17.3 Third Party Technology

    Schedule 2.17.3 to the Disclosure Memorandum sets forth a list of all of the Technology for which the Company does not own all right, title and interest (other than portions of the Technology (a) licensed by the Company pursuant to standard, non-exclusive software licenses granted to end user customers in the ordinary course of business, complete and accurate copies of all material agreements of which have been provided to Parent, or (b) standard licenses purchased by the Company for off-the-shelf software or software "tools" that are available or through the Internet, in each case subject to commercially reasonable "shrink-wrap" or "click-wrap" license terms, complete and accurate copies of all material agreements of which have been provided to Parent ("Off-The-Shelf Software") (collectively, the "Third Party Technology"). None of the Off-The Shelf Software contains any restrictions on Company's ability to distribute any Technology that are material to the business of the Company as presently conducted. The Company has the lawful right to use (free of any material restriction not expressly set forth in the licenses listed on Schedule 2.17.3 (complete and accurate copies of all material agreements of which have been provided to Parent)) (i) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (ii) all other Third Party Technology material to the operation of the business of the Company as presently conducted. To the Company's knowledge, all Third Party Licenses are valid, binding and in full force and effect. The Company has performed in all material respects its obligations under the Third Party Technology, the Company is not in default thereunder and, to the Company's knowledge has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or give to any other party thereto the right to terminate or modify any of the Company's rights in the Third Party Technology. The Company has not received written notice that any party to any Third Party Technology intends to cancel, terminate or refuse to renew (if renewable) any of the Company's right to such Third Party Technology or to exercise or decline to exercise any option or right thereunder.

  2.17.4 Intellectual Property Rights

    Schedule 2.17.4 to the Disclosure Memorandum sets forth all trademark registrations (and applications therefor) (the "Registered Marks") and all patents, patent applications, and copyright registrations (and applications therefor) (collectively with the Registered Marks, the "IP Registrations") associated with the Company Technology. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology (collectively, the "IP Rights"). Except as may be set forth on Schedule 2.17.4 to the Disclosure Memorandum, no claim with respect to Company's use of any of the trademarks, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business has been asserted or, to the Company's knowledge, threatened by any third party.

  2.17.5 Maintenance of Rights

    The Company has not conducted its business, and has not used or enforced (or, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Company Material Adverse Effect. Except as set forth in Schedule 2.17.5, or in connection with ordinary course licensing by the Company pursuant to written agreements (complete and accurate copies of the form of which have been provided to Parent by the Company), the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the Company's knowledge, except pursuant to customary safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any confidential Company Technology.

  2.17.6 Third Party Claims

    (a) The Company has not received any written notice or claim, and to its knowledge has not received any oral notice or claim, challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all the IP Rights material to the operation of the business of the Company as it is presently conducted are legally valid and enforceable, and the Company has not received any written notice or claim, and to its knowledge has not received any oral notice or claim, challenging the validity or enforceability of any of the IP Rights; and (c) to the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

  2.17.7 Infringement by the Company

    (a) The use of any of the Technology in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (b) the use of any of the Registered Marks and other IP Rights in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and (c) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Registered Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

  2.17.8 Confidentiality

    Except as set forth on Schedule 2.17.8 to the Disclosure Schedule, (a) the Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company who is under a written nondisclosure agreement; (b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (c) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or, other than pursuant to written agreements entered in the ordinary course of business where commercially reasonable non-disclosure obligations are in place with respect to the receiving party (accurate and complete copies of which have been made available to Parent by the Company), any other proprietary information included in or relating to the Technology; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.17.8, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred to Company's knowledge that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

  2.17.9 Domain Names

    Schedule 2.17.9 sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

  2.17.10 Indemnification

    Other than pursuant to standard agreements with customers of the Company entered into in the ordinary course of business (accurate and complete copies of which have been made available to Parent by the Company), the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

  2.17.11 Restrictions on Intellectual Property

    To the Company's knowledge and except as may be set forth on Schedule 2.17.11 to the Disclosure Schedule, none of the Company's officers, employees or independent contractors has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company which might, individually or in the aggregate, have a Company Material Adverse Effect.

  2.17.12 Patent Litigation

    Notwithstanding anything contained in this Section 2.17 to the contrary, no representation or warranty is being made with respect to the Patent Litigation, the exclusive remedy for which is provided by the Special Liability Escrow Agreement. For purposes of this Agreement, the "Patent Litigation" shall mean "Crossroads Systems (Texas), Inc. v. Pathlight Technology, Inc., CVA00CA24855 (U.S. District Ct., W.D. Texas (Austin Division)), filed April 14, 2000."

2.18 Accounts Receivable

    All accounts receivable of the Company reflected in the Company Balance Sheet ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and are carried at values determined in accordance with GAAP. To the Company's knowledge, the bad debt reserves and allowances reflected in the Company Balance Sheet are adequate.

2.19 Inventory

    (a) All items in the inventory reflected in the Company Balance Sheet or as currently owned by the Company for use in the operation of the business (i) have been valued consistent with the inventory valuation policy of the Company in accordance with GAAP consistently applied and (ii) are of a quality and quantity usable and salable in the ordinary course of business.

    (b) The Company's inventories of finished products and evaluation units as of December 31, 2000, the approximate quantities thereof, and their locations are set forth in Schedule 2.19 to the Disclosure

Memorandum. In addition, Schedule 2.19 sets forth the value of all raw materials and work in progress as of December 31, 2000.

    (c) The Company is not aware of any adverse condition, other than shortages of parts, raw materials and supplies common to the industry generally, affecting the quality or supply of raw materials, intermediates, supplies, parts and other materials available to the Company that are necessary to manufacture, package or label the products or are otherwise used in the business.

2.20 Corporate Books and Records

    The Company has furnished to Parent or its representatives for their examination true and complete copies of (a) the Certificate of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's stockholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.21 Licenses, Permits, Authorizations, etc.

    The Company has received all required material governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits"). Schedule 2.21 to the Disclosure Memorandum contains a list of all Permits with expiration dates, if any. The Company is in material compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the Company's knowledge, threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit or any past and unremedied failure to obtain any Permit.

2.22 Compliance With Laws

    The Company is and has been in material compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, prevention of domestic and foreign corrupt practices, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. The Company has not received any written notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

2.23 Insurance

    The Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks, in each case, of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto due as of the date hereof have been paid, and no written notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party. Such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement.

2.24 Brokers or Finders

    The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for investment banking, brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transactions contemplated hereby.

2.25 Bank Accounts

    Schedule 2.25 to the Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.26 Insider Interests

    No stockholder or officer, director, employee, or consultant of the Company has any interest (other than as a stockholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) to the Company's knowledge, in any agreement, contract, arrangement or obligation relating to the Company, its business or its operations. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, stockholders or affiliates other than with respect to officers, employees or directors, agreements and arrangements relating to their employment or directorship. To the Company's knowledge, except for beneficial or record ownership of not more than one percent of the outstanding securities of an entity whose shares are registered under the Exchange Act (as defined in Section 3.6), the Company and its officers, directors, employees, consultants or other representatives have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any material asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary for the conduct of the Company's business.

2.27 Compliance With Environmental Laws

    (a) The Company is not in material violation of, and has not materially violated, any applicable foreign, federal, state, county or local statutes, laws, regulations or orders relating to protection of the environment applicable to its properties, facilities and operations.

    (b) The Company has not used in the operation of its business material amounts of any substances categorized as a "hazardous waste" or "hazardous substance" or that are otherwise hazardous and regulated under applicable environmental laws. To the Company's knowledge there has not been any spill, release or disposal of any hazardous materials or substances or other contamination at, on or associated with the Company's properties, facilities or operations.

2.28 Information Supplied by the Company

    None of the information supplied or to be supplied by the Company for inclusion in the S-4 or contained in any other material to be delivered to its stockholders in connection with any written consent by or meeting of such stockholders (collectively, "Stockholder Materials"), at the date on which the S-4 was declared effective by the SEC (as defined in Section 3.10) or on the date of such approval, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to any party other than the Company.

2.29 Full Disclosure

    None of the representations and warranties made by the Company herein (as modified by the Disclosure Memorandum), nor any statement made in any schedule or the Compliance Certificate and Secretary's Certificate furnished by the Company pursuant to Sections 4.4 and 4.7, respectively, of this Agreement, contains any untrue statement of material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

2.30 Government Contracts

    The Company has not, during the past five years, been a party to any contract or subcontract for any agency of the U. S. government or any foreign government. The Company has not, during the past five years, attempted to sell to or bid on any contract or subcontract with or for any agency of the U. S. government or any foreign government and had any such attempt denied as a result of any prohibition against the Company's dealing with or for or any such agency or government, and the Company has no knowledge of any such prohibition. The Company has not been, nor to its knowledge is it currently being, audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general or other authorities of any agency of the U. S. government, or any foreign government, nor, to the Company's knowledge, has such audit or investigation been threatened.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    In order to induce the Company to enter into and perform this Agreement and the other Operative Documents, Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date of this Agreement as follows in this Article III:

3.1 Organization

    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective businesses as now conducted and as proposed to be conducted. Each of Parent and Merger Sub is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by Parent or Merger Sub, as applicable, or the nature of the business conducted by Parent or Merger Sub, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operation) of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect"); provided, however, that Parent Material Adverse Effect shall not include any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or general economic conditions.

3.2 Enforceability

    (a) Parent and Merger Sub each have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Operative Documents to which they are parties and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of Parent and Merger Sub and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which Parent or Merger Sub is a party, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the other applicable Operative Documents to which Parent or Merger Sub is a party has been taken or will be taken prior to the Effective Time.

    (b) This Agreement has been, and each of the other Operative Documents to which Parent is a party will have been at the Closing, duly executed and delivered by Parent, and this Agreement is, and each of the other Operative Documents to which Parent is a party will be at the Closing, assuming due authorization, execution and delivery of this Agreement and the other Operative Documents by the Company, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as to the effect, if any, of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal and state laws affecting the rights of creditors generally, and rules of law governing specific performance, injunctive relief and other equitable remedies.

    (c) This Agreement has been, and each of the other Operative Documents to which Merger Sub is a party will have been at the Closing, duly executed and delivered by Merger Sub, and this Agreement is, and each of the other Operative Documents to which Merger Sub is a party will be at the Closing, assuming due authorization, execution and delivery of this Agreement and the other Operative Documents by the Company, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as to the effect, if any, of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal and state laws affecting the rights of creditors generally, and rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Securities

    The Parent Common Stock to be issued pursuant to this Agreement has been duly authorized for issuance, and such Parent Common Stock, when issued and delivered to the Company's stockholders pursuant to this Agreement, (a) will be validly issued, fully paid and nonassessable, free of preemptive rights and (b) will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (as defined in Section 3.6) and registered or exempt from registration under applicable blue sky laws. Parent has reserved sufficient shares of Parent Common Stock for issuance upon exercise of all Options and Warrants assumed by Parent pursuant to Section 1.8.1(e).

3.4 No Approvals or Notices Required; No Conflicts With Instruments

    The execution, delivery and performance of this Agreement and the other Operative Documents by Merger Sub and Parent, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a material violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to Parent or Merger Sub; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State, (iii) the notification requirements of the Hart-Scott-Rodino Act, and (iv) the filing of a Notification Form for Listing of Additional Shares with the Nasdaq Stock Market; (c) result in a material default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which Parent or Merger Sub is a party or by which it is bound or to which any assets of Parent or Merger Sub are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub.

3.5 Capitalization

    (a) The authorized capital stock of Parent consists of 160,000,000 shares of Parent Common Stock of which 51,802,283 shares were issued and outstanding as of October 31, 2000 and 4,000,000 shares of preferred stock, no par value, none of which is issued or outstanding. Such issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable. As of October 31, 2000, the number of shares of Parent Common Stock reserved for issuance under all stock option and stock purchase plans of Parent was 9,174,261 of which 2,657,983 shares remained available for issuance. There are no outstanding warrants to purchase shares of Parent Common Stock issued by Parent.

    (b) The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $0.01 per share (the "Merger Sub Stock"), 100 of which are outstanding. Such outstanding shares of Merger Sub Stock are validly issued, fully paid and nonassessable, and are held of record by Parent.

3.6 SEC Documents; Parent Financial Statements

    True and complete copies of all reports or registration statements filed by Parent with the Securities and Exchange Commission (the "SEC") since November 1, 1997 are available to the Company on the SEC's web site at www.sec.gov, and Parent has made available to the stockholders true and complete copies of its Annual Report on Form 10-K for the fiscal year ended October 31, 2000, all Forms 8-K, if any, filed after the date of the last of the Form 10-K and its Proxy Statement relating to its 2001 Annual Meeting of Shareholders, which Form 10-K and Proxy Statement will be timely filed with the SEC (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were true and correct in all material respects as of their respective dates and present fairly, in accordance with GAAP, the consolidated financial condition of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and any other adjustments described therein). There has been no material change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

3.7 Absence of Certain Changes

    Since the October 31, 2000 financial statements included in the SEC Documents, there has not been any change that by itself or in conjunction with all other such changes, has had, or could reasonably be expected to have, a Parent Material Adverse Effect.

3.8 Information Supplied by Parent

    None of the information supplied or to be supplied by Parent for inclusion in the S-4 or the Stockholder Materials at the date on which the S-4 was declared effective by the SEC, on the date such information was supplied to the Company's stockholders, or on the date of such approval, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Parent makes no representations or warranties regarding information furnished by or related to any party other than Parent and Merger Sub.

3.9 Full Disclosure

    Neither the SEC Documents nor any of the representations and warranties made by Parent herein, nor any schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

3.10 Brokers or Finders

    Parent has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Parent, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or its stockholders.

3.11 Claims and Legal Proceedings

    There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries before or by any court or governmental entity that questions the validity of this Agreement or any action taken or to be taken by Parent or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby. There is no judgment, decree or order against Parent or any of its subsidiaries or, to Parent's knowledge or that of any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or any of the other Operative Documents, or that could reasonably be expected to have a Parent Material Adverse Effect.

3.12 No Parent Shareholder Vote Required

    No vote of the shareholders of Parent is required by law, by Parent's Articles of Incorporation or otherwise in order for Parent and Merger Sub to consummate the transactions contemplated by this Agreement. The approval by Parent as the sole stockholder of Merger Sub, which approval will be given prior to the Effective Time, is required to consummate the Merger.

3.13 Tax Matters

    Neither the Parent nor any of its affiliates has taken or agreed to take any action, or failed to take any action, that would prevent the Merger from qualifying as a reorganization within the meaning of the Code.

ARTICLE IV—CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Parent:

4.1 Accuracy of Representations and Warranties

    The representations and warranties of the Company contained herein (as modified by the Disclosure Memorandum) (a) that are expressly qualified by a reference to materiality shall be true in all respects as so qualified when made and (b) that are not so qualified shall have been true and correct in all material respects when made and, except (i) for changes contemplated by this Agreement and the other Operative Documents, (ii) that any adverse development in the Patent Litigation between the date hereof and the Closing Date shall not be deemed to make any representations or warranties materially untrue, and (iii) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of such date.

4.2 Performance of Agreements

    The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

4.3 Opinion of Counsel for the Company

    Parent shall have received the opinion letters of Orrick, Herrington & Sutcliffe LLP, special counsel for the Company, and Boylan, Brown, Code, Fowler, Vigdor & Wilson LLP, counsel for the Company, each dated the Closing Date, which together shall include the opinions substantially in the form set forth in Exhibit 4.3.

4.4 Compliance Certificate

    Parent shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance satisfactory to Parent, certifying that the conditions to the obligations of Parent and Merger Sub in Sections 4.1, 4.2, and 4.5 have been fulfilled.

4.5 No Material Adverse Change

    Since the date of this Agreement and at the Effective Time, there shall not have occurred any Company Material Adverse Effect. Notwithstanding anything contained herein to the contrary, any adverse development in the Patent Litigation occurring after the date hereof shall not be deemed to be a Company Material Adverse Effect.

4.6 Approvals

    All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law (including that required by the Hart-Scott-Rodino Act) shall have passed.

4.7 Secretary's Certificate

    Parent shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to Parent, as to the authenticity and effectiveness of the actions of the Board of Directors and stockholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of the Company's Certificate of Incorporation, certified by the Delaware Secretary of State, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

4.8 Nonforeign Affidavit

    Parent shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit substantially in the form of Exhibit 4.8.

4.9 Compliance With Laws

    The effectiveness of the Merger and the performance by Parent and the Company of their respective obligations pursuant to this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Parent or the Company is subject.

4.10 Stockholder Approval

    The principal terms of this Agreement shall have been approved by the Company's stockholders as required by the Company's Certificate of Incorporation and applicable law.

4.11 Legal Proceedings

    No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

4.12 Escrow Agreements

    The Stockholders' Committee, on behalf of the Company's stockholders, and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement and the Special Liability Escrow Agreement.

4.13 Employment and Noncompetition Arrangements

    All employees of the Company as of the date hereof shall have executed Parent's standard form of Confidentiality, Noncompetition and Inventions Agreement and those Employees of the Company identified on Exhibit 4.13 as Key Employees by Parent shall have accepted employment with Parent.

4.14 Affiliate Letters

    The Company shall have delivered or caused to be delivered to Parent an Affiliate Letter substantially in the form of Exhibit 4.14 from all of those Persons who were, on the date on which the requisite number of consents or votes had been obtained to approve the Merger, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

4.15 Termination of Certain Agreements

    Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Company Capital Stock, or Stock Purchase Rights, all as set forth in the Disclosure Memorandum, shall have terminated.

4.16 No Dissenter Rights Exercised Greater Than 7% of Stock

    Holders of not more than 7% of the outstanding shares of Company Common Stock shall have not voted in favor of the Merger or not consented thereto in writing and shall have delivered before the Effective Time timely written notice of such holders' intent to demand payment as dissenting stockholders for such shares in accordance with the DGCL.

4.17 Voting Agreements

    All members of the Board of Directors of the Company, all executive officers and all holders of more than 5% of the Company Capital Stock, and their affiliates, shall have executed, concurrently with the execution of this Agreement, and shall have fulfilled the terms of, voting agreements in the form attached hereto as Exhibit 4.17.

4.18 Consents to Merger

    Schedule 4.18 lists certain agreements, leases, notes or other documents identified on Schedules 2.5, 2.9, 2.10 and 2.14 to the Disclosure Memorandum that treat the Merger as an assignment or otherwise by their terms require consent. The Company shall have received and shall have delivered to Parent or its counsel written consents to the Merger from each of the parties (other than the Company) to such agreements, leases, notes or other documents, which consents shall be reasonably satisfactory in all respects to Parent.

4.19 Pooling of Interests

    Parent shall have received from PricewaterhouseCoopers LLP a "bring-down" letter, dated as of the Effective Date and in form and substance reasonably satisfactory to Parent, confirming their opinion that the Merger will qualify for "pooling of interests" treatment under applicable accounting standards.

ARTICLE V—CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1 Accuracy of Representations and Warranties

    The representations and warranties of Parent and Merger Sub contained herein (a) that are expressly qualified by a reference to materiality shall be true in all respects as so qualified when made and (b) that are not so qualified shall have been true and correct in all material respects when made and, except (i) for changes contemplated by this Agreement and the other Operative Documents and (ii) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of such date.

5.2 Performance of Agreements

    Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3 Opinion of Counsel for Parent and Merger Sub

    The Company shall have received the opinion letter of Perkins Coie LLP, counsel for Parent and Merger Sub, dated the Closing Date, which shall include the opinions substantially in the form set forth on Exhibit 5.3.

5.4 Compliance Certificate

    The Company shall have received a certificate of an officer of each of Parent and the Merger Sub, dated the Closing Date, substantially in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company in Sections 5.1, 5.2, 5.5 and 5.6 have been fulfilled.

5.5 No Material Adverse Change

    Since the date of this Agreement and through the Closing, there shall not have occurred any change in the business, properties or prospects of Parent that would have a Parent Material Adverse Effect, except for such changes occurring as a direct result of the execution or announcement of this Agreement. Changes in the trading prices of Parent Common Stock shall not be deemed to have a Parent Material Adverse Effect under this Agreement.

5.6 Approvals and Consents

    All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby by shall have been obtained, and all waiting periods specified by law (including that required by the Hart-Scott-Rodino Act) shall have passed. All other consents, approvals and notices referred to in this Agreement required to be obtained or delivered by Parent or Merger Sub shall have been so obtained or delivered.

5.7 Secretary's Certificate

    The Company shall have received the certificate of the Secretary of Parent and Merger Sub, in form and substance satisfactory to Company, as to the authenticity and effectiveness of the actions of the Board of Directors of Parent authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of Parent's Articles of Incorporation, certified by the Washington Secretary of State, and of Parent's Bylaws, certified by the Secretary of the Parent, shall be attached to such certificate.

5.8 Compliance With Laws

    The effectiveness of the Merger and the performance by Parent and the Company of the obligations hereunder and under the other Operative Documents shall be legally permitted by all laws and regulations to which Parent or the Company is subject.

5.9 Legal Proceeding

    No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation,

investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

5.10 Escrow Agreements

    Parent and the Escrow Agent shall have executed the Indemnification Escrow Agreement and the Special Liability Escrow Agreement.

5.11 Nasdaq Listing

    The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market upon notice of issuance.

5.12 S-4 Effectiveness

    The SEC shall have declared the Registration Statement on Form S-4 prepared pursuant to Section 6.6(a) effective and no stop order suspending the effectiveness of such Registration Statement on Form S-4 or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC. Such Registration Statement on Form S-4 shall register all shares of Parent Common Stock issuable at the Closing of the Merger pursuant to Section 1.8.1(b).

5.13 Tax Opinion

    The Company shall have received the written opinion of Orrick, Herrington & Sutcliffe, in form and substance reasonably satisfactory to the Company, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code; provided, however, that if Orrick, Herrington & Sutcliffe does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent (Perkins Coie LLP) renders such opinion to the Company (it being understood that, in rendering such opinions, such counsel may rely upon the tax certificates referred to in Section 6.13).

ARTICLE VI—COVENANTS

    Between the date of this Agreement and the Effective Time, or such later period as set forth in these covenants, the parties covenant and agree as set forth in this Article VI.

6.1 Conduct of Business by the Company Pending the Merger

    Unless Parent shall otherwise agree in writing, the business of the Company shall be conducted in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its Certificate of Incorporation or Bylaws, except for an amendment to its Certificate of Incorporation limiting dividends payable on Company Preferred Stock or an amendment to increase the authorized capital of the Company solely to satisfy existing dividend obligations; provided, in each case, that such amendment may not in any way adversely affect the ability of the Merger to be treated as a pooling of interests;

    (b) except for the issuance of shares of Company Capital Stock upon the exercise or conversion of currently outstanding Options or Stock Purchase Rights and except for grants of options to new employees with an exercise price equal to the then current fair market value determined in good faith by the Board of Directors of the Company, in a manner consistent with past practice and in a manner which does not adversely affect the ability of the Merger to be treated as a pooling of interests, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of any class of the Company, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, or (iii) except in the ordinary course of business, any assets of the Company;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any Company Capital Stock, except pursuant to the Certificate of Incorporation as a result of the transactions contemplated hereby;

    (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, except pursuant to rights of repurchase or refusal with respect to employees or directors pursuant to currently outstanding agreements identified on the Disclosure Schedule which would not adversely affect the ability of the Merger to be treated as a pooling of interests;

    (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or, except in the ordinary course of business, any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice not in excess of $50,000 and except for equipment lease financings not to exceed $250,000 in the aggregate and capital expenditures made in accordance with a written budget agreed to by Parent that references this section of this Agreement; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice and the value of which does not exceed $500,000; (iv) authorize any capital expenditure, except in the ordinary course of business consistent with past practice, in excess of $50,000 or make aggregate capital expenditures in excess of $250,000; (v) enter into any purchasing or other similar agreement in which the cash obligation of the Company exceeds $100,000 or which shall not terminate or be subject to termination for convenience upon 30 days' or less notice; (vi) license any Technology or IP Rights, except in the ordinary course of business consistent with past practice; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.1(e);

    (f)  increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Employee Benefit Plan, compensation, stock option, employment, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (g) make any material change with respect to accounting methods or policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

    (h) make any Tax election or settle or compromise any Tax liability;

    (i)  pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

    (j)  write down the value of any inventory (including write-downs by reason of shrinkage or markdown) or write off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $100,000, incurred in the ordinary course of business and consistent with past practice;

    (k) sell, transfer or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $50,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

    (l)  except for transactions that are not material in the aggregate, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of the Company's officers, directors or employees or any affiliate of the Company's officers, directors or employees, except (i) directors' fees and compensation paid to officers and employees at rates not exceeding the rates of compensation disclosed on Schedule 2.16 of the Disclosure Memorandum, (ii) travel or similar expenses advanced to employees in connection with their employment duties in the ordinary course of business, and (iii) agreements and arrangements that are expressly provided to be entered into with such persons under the terms of this Agreement;

    (m) take any action, other than the execution of this Agreement or consummation of the transactions contemplated hereby, that would result in loss of or contract cancellation by any current customer, supplier or licenser of the Company, which loss or contract cancellation would result in lost annual revenues to the Company of at least $1,000,000;

    (n) forgive or cancel any indebtedness or waive any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director, employee or affiliate of the Company);

    (o) knowingly take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV not being satisfied; or

    (p) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Access to Information; Confidentiality

    From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of Parent access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or agents, may reasonably request so as to conduct a full due diligence investigation of the Company's prospects, business, assets, contracts, rights, liabilities and obligations, including, without limitation, its intellectual property, financial, marketing, employee, legal, regulatory and environmental matters. From the date hereof until the Effective Time, the Company shall provide Parent with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements will be prepared in good faith and consistent with past practice. Parent shall permit the Company and its representatives to conduct a due diligence investigation of Parent as the Company may reasonably request. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Reciprocal Nondisclosure Agreement between Parent and the Company entered into as of November 30, 2000.

6.3 Notification of Certain Matters

    Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available to the parties hereunder.

6.4 Further Action; Best Efforts

    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. Without limiting the generality of the foregoing, the parties hereto agree that they will seek to close the transaction no later than March 15, 2001. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each party to this Agreement shall use its best efforts to promptly take all such action. After the Closing, each party hereto, at the request of the other party, and at the sole cost and expense of Parent, will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the Parent Common Stock to the stockholders of the Company pursuant to the terms and conditions hereof.

6.5 Stockholder Approval

    The Company will seek the approval at a special meeting of stockholders or the written consent of the stockholders at the earliest practicable date approving this Agreement, the Merger and related matters, which approval will be recommended by the Board of Directors of the Company.

6.6 Preparation of S-4 and Stockholder Materials

    (a) As promptly as practicable after the date hereof, Parent and the Company will prepare and file with the SEC a Registration Statement on Form S-4 in material compliance with all Securities Act requirements and any other documents required in connection with the Merger. Such Registration Statement on Form S-4 shall register all shares of Parent Common Stock issuable at the Closing of the Merger pursuant to Section 1.8.1(b). Parent will use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and in any case prior to the Closing. Any required opinions regarding the federal income tax consequences of the Merger or other matters set forth in the Form S-4 shall be rendered by the firm that renders the tax opinion pursuant to section 5.13 hereof.

    (b) As promptly as practicable after the date hereof, Parent and the Company will prepare such proxy and other materials as are necessary for the Company to obtain due approval of this Agreement by the Company's stockholders. The Company will send these Stockholder Materials (together with the prospectus included as a part of the Form S-4) to the stockholders of the Company, in a timely manner, for the purposes of considering approval of the Merger, either at a special meeting of stockholders to be held no later than 35 days after the declaration of effectiveness of the Form S-4 or by their sooner execution of a written consent. The Company and Parent each will promptly provide all information relating to its respective business or operations necessary for inclusion in the S-4 and the Stockholder Materials to satisfy all requirements of applicable state and federal securities laws. The Company and Parent each shall be solely responsible for any statement, information or omission in the S-4 and the Stockholder Materials relating to it or its affiliates based on written information furnished by it. The Company and Parent will not provide or publish to the stockholders of the Company any material concerning them or their affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

6.7 Parent Common Stock

    Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock comprising the Merger Consideration, and those shares required to be reserved for issuance upon exercise of Options assumed in connection with the Merger by filing with the Nasdaq National Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq National Market) from and after the Closing and otherwise in accordance with the rules and regulations of the Nasdaq National Market.

6.8 Securities Act Compliance

    Parent represents and warrants that the issuance of the shares comprising the Merger Consideration will have been registered, on or prior to the Closing under the Securities Act, pursuant to a registration statement on Form S-4, which shall be effective as of the Closing. As a result, the shares of Parent Common Stock issuable in the Merger will be freely tradable, without restriction under the Securities Act, other than those restrictions imposed on affiliates of the Company pursuant to Rule 145 under the Securities Act. Parent agrees to use its best efforts to cause such registration statement with respect to the shares comprising the Merger Consideration to remain effective as of the Effective Date, and to prepare and file with the SEC such amendments to such registration statement and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale of Parent Common Stock at the Closing. For so long as any shares of Parent Common Stock issued in connection with the Merger remain subject to Rule 145 under the Securities Act, Parent agrees to use its best efforts to timely file all required reports under the Exchange Act, and otherwise satisfy the requirements of Rule 144(c) under the Securities Act.

6.9 Dissenting Shares

    Prior to the Closing Date, the Company shall furnish Parent with the name and address of each stockholder of the Company who, prior to the Closing, has requested appraisal rights pursuant to the DGCL and the number of Dissenting Shares owned by such stockholder.

6.10 Publicity

    No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby, other than press releases mutually acceptable to the parties hereto to be issued as soon as practicable after the date hereof and after the Closing, the filing of a Current Report on Form 8-K by Parent, and the S-4. Notwithstanding

the foregoing, Parent shall be permitted to make any public statement without obtaining the approval of any other party hereto if (a) Parent shall have been advised by counsel that disclosure is required under applicable securities laws, and (b) Parent has first used reasonable efforts to obtain the approval of the Company, which approval shall not be unreasonably withheld; and provided, further, that Parent shall be permitted to make additional public statements so long as such public statements are consistent with the statements contained in the mutually approved press releases, the Form 8-K or the S-4.

6.11 Option Shares; Registration

    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.8.1(e), effective as of the Closing. Parent shall use its best efforts to cause to be filed with respect to Parent Common Stock subject to such Options a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form to be effective within five business days of the Closing Date. Parent shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

6.12 Termination of 401(k) Plan

    The Company agrees to terminate its 401(k) plan prior to the Effective Time, unless Parent or Merger Sub, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election at least ten days before the Effective Time. Unless Parent or Merger Sub provides such notice to the Company, Parent shall receive, prior to the Effective Time, from the Company evidence that the Company's 401(k) plan has been terminated pursuant to resolutions of the Board of Directors of the Company (the form and substance of such resolutions shall be subject to advance review and approval by Parent), prior to the Effective Time.

6.13 Tax Certificates

    (a) The Company and Parent and Merger Sub shall execute and deliver to Orrick, Herrington & Sutcliffe, LLP or Perkins Coie LLP, as the case may be, certificates substantially in the form attached hereto as Exhibits 6.13A and 6.13B, respectively, at such time or times as reasonably requested by such law firm in connection with the delivery of its opinion with respect to the tax consequences of the Merger pursuant to Section 5.13 hereof.

    (b) Prior to the Effective Time, (a) none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause to be taken any action which would cause to be untrue) any of the representations in Exhibits 6.13A and 6.13B; and (b) each of the Company, Parent and Merger Sub shall use its best efforts to cause the Merger to qualify as a reorganization qualifying under the provisions of Section 368(a) of the Code, and will not take or agree to take (or cause to be taken) any action, or fail to take any action, reasonably likely to cause the Merger not to so qualify. After the Effective Time, none of the Parent, Company or any affiliate shall take or agree to take (or cause to be taken) any action, or fail to take any action, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.14 Directors and Officers Insurance; Indemnification

    (a) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability and insurance coverage or coverage under new policies from one or more other insurers for the Company's directors and officers which shall provide such directors and officers with coverage for six years following the Effective Time substantially comparable to the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company; provided that the cost of such extended reporting endorsement does not exceed $50,000.

    (b) Parent shall not, and shall cause the Company not to, take any action that would limit or otherwise adversely affect the indemnification obligations of the Company to the employees, officers and directors of the Company pursuant to the Certificate of Incorporation, By-laws or otherwise for a period of six years following the Closing.

ARTICLE VII—TERMINATION, AMENDMENT AND WAIVER

7.1 Termination

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

    (a) by mutual written consent of the Company and Parent;

    (b) by either the Company or Parent, if the Merger has not been consummated by June 30, 2001; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Parent, Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final, binding and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

    (d) by the Company, in the event of a material breach by Parent of any representation, warranty or agreement contained herein that has not been cured, or as to which best efforts are not being employed to cure within 30 days after notice thereof is given to Parent; or

    (e) by Parent, in the event of a material breach by the Company of any representation, warranty or agreement contained herein that has not been cured or as to which best efforts are not being employed to cure within 30 days after notice thereof is given to the Company.

7.2 Effect of Termination

    In the event of the termination of this Agreement pursuant to Section 7.1, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any breaches of this Agreement prior to its termination.

7.3 Amendment

    This Agreement may be amended by the parties hereto at any time before or after approval of the Company's stockholders; after such approval, however, no amendment will be made that by applicable law requires the further approval of the Company's stockholders without obtaining such further approval.

7.4 Waiver

    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII—SURVIVAL AND INDEMNIFICATION

8.1 Survival

    All representations and warranties contained in this Agreement shall survive the Closing until the earlier of (a) the completion of an audit of the Surviving Corporation for the fiscal year ending October 31, 2001, and (b) one year after the Effective Time (the "Survival Period"), and shall not be deemed waived or otherwise affected by any notice delivered pursuant to Section 6.3; provided, however, that (i) any claim based on fraud and intentional misrepresentation shall survive the Closing indefinitely, and (ii) any claims relating to the Patent Litigation (as hereinafter defined) shall survive until the related escrow is fully released as provided in that agreement. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed, waived or satisfied or shall have been terminated in accordance with their terms.

8.2 Indemnification by the Holders of Company Capital Stock

    Subject to the limitations set forth in this Article VIII, from and after the Closing, each stockholder of the Company immediately prior to the Effective Time shall indemnify and hold Parent, its officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 under the Exchange Act) (the "Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, reasonable legal or accounting fees or expenses and any Taxes or other costs or damages arising under, caused by or related to Section 280G of the Code or any comparable provision of state, local or foreign law) ("Losses") arising out of (a) any breach of any representation or warranty made by the Company in this Agreement as modified by the Disclosure Memorandum; (b) any failure by the Company to perform or comply in all material respects with any covenant or agreement in this Agreement or in any other Operative Document; or (c) regardless of any disclosures made by the Company under Article II of this Agreement, in connection with the Patent Litigation.

8.3 Thresholds and Limitations

    (a) Except in connection with the Patent Litigation, the Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VIII ("Claims") until the aggregate Losses for which such Indemnified Parties otherwise would be entitled to receive indemnification exceed $1,000,000 (the "Threshold"); at which point the Indemnified Parties may make Claims for all Losses, including the first $1,000,000 of Losses. Notwithstanding the foregoing, in the case of any Claim for Losses attributable to any breach of the Company's representations or warranties in Section 2.17.7, of which breach the Company did not have knowledge (an "Unknown Infringement Claim"), no Indemnified Party shall be entitled to receive any indemnification payment hereunder until and unless the aggregate of all such Unknown Infringement Claims exceeds $500,000. Furthermore, a maximum of $500,000 of Unknown Infringement Claims shall be excluded in determining whether the amount of all Losses exceeds the Threshold.

    (b) With regard to the Patent Litigation, Parent agrees that attorneys' fees and expenses up to $1,000,000 will not constitute a Loss for which Parent or any other Indemnified Party may make a Claim (the "Claim Exclusion"). Other than such Claim Exclusion and subject to the further provisions this Section 8.3, the Indemnified Parties will be entitled to received indemnification for all Losses relating to the Patent Litigation.

    (c) Except for Losses based on fraud or intentional misrepresentation, the aggregate liability of any stockholder of the Company pursuant to this Article VIII (i) for any Loss not in connection with the Patent Litigation shall be limited to the Indemnification Escrow Shares and (ii) for any Loss in connection with the Patent Litigation shall be limited to the Special Liability Escrow Shares.

    (d) Losses in any case shall be net of the amount of any insurance proceeds or any indemnity or contribution actually recovered by Parent or the Surviving Corporation.

    (e) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 8.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in Section 8.4) shall have been delivered to the Stockholders' Committee prior to the expiration of such time period.

    (f)  The indemnification obligations of the stockholders under this Article VIII shall be satisfied only by forfeiture to the applicable Indemnified Party of that portion of the Indemnification Escrow Shares or the Special Liability Escrow Shares, as applicable, in accordance with the provisions of this Article VIII and the respective escrow agreement. The aggregate value of Claims paid by means of the forfeiture to Parent of Indemnification Escrow Shares shall be deemed to reduce the total Merger Consideration otherwise payable to the stockholders of the Company pursuant to Section 1.8. Any such claims shall be deemed to reduce the Indemnification Escrow Shares or the Special Liability Escrow Shares, as applicable, pro rata, with respect to each stockholder, as determined by reference to the number of shares of Parent Common Stock such stockholder is entitled to receive in the Merger as compared to all other stockholders.

    (g) The stockholders of the Company shall not have any liability or obligation to indemnify any Indemnified Party for any Losses resulting from the breach of any representation or warranty to the extent that Parent or Merger Sub has waived such breach in writing prior to the consummation of the Merger.

8.4 Procedure for Indemnification; Claims

    Whenever a Claim arises for indemnification under this Article VIII, the parties shall comply with the notice and other procedures specified in the applicable escrow agreement.

8.5 Remedies; Specific Performance

    (a) Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that until and through Closing, the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity. Following the Closing, subject to Section 8.5(b), any dispute under this Agreement or the Operative Documents shall be settled by binding arbitration in Seattle, Washington in accordance with the procedures set forth in Section 9.8

    (b) Notwithstanding Section 8.5(a), following the Closing, the indemnification provisions of this Article VIII are the sole and exclusive remedy, contractual or otherwise, of any party to this Agreement for a breach of any representation, warranty or covenant contained herein and shall preclude assertion by the Indemnified Parties of any other right or the seeking of any other remedies against the Company or the stockholders of the Company with respect thereto, and any disputes under the Special Liability Escrow Agreement or the Indemnification Escrow Agreement shall be resolved by arbitration as provided therein.

ARTICLE IX—GENERAL

9.1 Expenses

    Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including investment banking, legal and accounting fees and expenses). Notwithstanding the foregoing, it is agreed that if the Merger is consummated, all reasonable fees and expenses incurred by the Company in connection with the transactions contemplated hereby will be assumed by the Surviving Corporation by operation of law and shall be paid in full at the Closing if appropriate documentation of such expenses is provided to Parent at least two business days prior to the Closing. Parent hereby acknowledges that the fees payable to Hambrecht & Quist pursuant to the letter agreement with the Company dated May 16, 2000, and the fees payable to counsel to the Company directly relating to the transactions contemplated hereby pursuant to a letter agreement dated March 24, 2000 are reasonable for purposes of the foregoing sentence.

9.2 Notices

    Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

    To Parent or Merger Sub:

    Advanced Digital Information Corporation
    11431 Willows Road N.E.
    PO Box 97057
    Redmond, WA 98073-9757
    Fax: (425) 497-2366
    Attention: Linda Schoemaker, Senior Vice President and General Counsel

    with a copy to:

    Perkins Coie LLP
    1201 Third Avenue, Suite 4800
    Seattle, WA 98101-3099
    Fax: (206) 583-8500
    Attention: Scott Gelband

    To the Company:

    Pathlight Technology, Inc.
    9 Brown Road
    Ithaca, NY 14850
    Fax: (607) 266-4010
    Attn: David Costine

    with a copy to:

    Orrick Herrington & Sutcliffe LLP
    666 Fifth Avenue
    New York, NY 10103
    Fax: (212) 506-5151
    Attn: Martin H. Levenglick

9.3 Severability

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement

    This Agreement, the Mutual Nondisclosure Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.5 Assignment

    This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to and assumed by Parent or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by Parent provided, that in such event, Parent shall unconditionally guarantee the full payment and performance of all obligations of such assignee.

9.6 Parties in Interest

    This Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7 Governing Law; Jurisdiction; Venue

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. Subject to Section 8.5(a), the parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

9.8 Arbitration Procedure

    All claims and disputes under this Agreement or the other Operative Documents arising after the Closing (other than claims or disputes under the Special Liability Escrow Agreement or the Indemnification Escrow Agreement, which shall be resolved by arbitration as provided therein) shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Each of Parent and the Stockholders' Committee shall designate one arbitrator within 30 days after delivery of a written notice by either such party to the other such party (the "Dispute Notice"). Parent and the Stockholders' Committee shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Dispute Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Stockholders' Committee or Parent fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. One half of the fees and expenses of the arbitrators shall be paid by the Stockholders' Committee and the other half shall be paid by Parent. The Stockholders' Committee and Parent shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The final decision of the majority of the arbitrators shall be furnished to the Stockholders' Committee and Parent in writing and shall constitute the conclusive determination of the issue in question binding upon the Stockholders' Committee and Parent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

9.9 Counterparts

    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

    IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

ADVANCED DIGITAL INFORMATION CORPORATION
By	/s/ PETER VAN OPPEN Peter Van Oppen Its Chairman
PTECH ACQUISITION, INC.
By	/s/ JON GACEK Jon Gacek Its President
PATHLIGHT TECHNOLOGY, INC.
By	/s/ RANDOLPH HOOD Randolph Hood Its President and CEO

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CONTENTS
EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
ARTICLE I—THE MERGER
ARTICLE II—REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV—CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
ARTICLE V—CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
ARTICLE VI—COVENANTS
ARTICLE VII—TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII—SURVIVAL AND INDEMNIFICATION
ARTICLE IX—GENERAL